Exhibit 5.1

August 17, 2026

VIA ELECTRONIC TRANSMISSION

Check-Cap Ltd.

29 Abba Hushi

Avenue

P.O. Box 1271

Isfiya, 3009000

Mount Carmel,

Israel

Re:	Check-Cap Ltd.; Form F-1 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Check-Cap Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1 (File No. 333-297704) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), as originally filed with the U.S. Securities and Exchange Commission on July 24, 2026, as thereafter amended and supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended, of the offer and sale of up to $14,375,000 aggregate offering amount of ordinary shares of the Company, which includes the offering amount of the shares subject to the underwriters’ over-allotment option, as described in the Registration Statement.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that the ordinary shares being sold by the Company pursuant to the Underwriting Agreement have been duly authorized, and when issued in the manner described in the Registration Statement, will be validly issued, fully paid, and non-assessable (except as such non-assessability may be affected by Section 181 of the Israeli Companies Law and by Articles 14 and 16 of the Company’s Articles of Association).

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

[s] Rimon PC

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